Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors and Stockholders

Eventiko Inc.

We consent to the inclusion in this Registration Statement of Eventiko Inc. on Form S-1, of our report dated June 19, 2020, which includes an explanatory paragraph as to the ability of Eventiko Inc. to continue as a going concern, with respect to our audit of the financial statements of Eventiko Inc. as of April 30, 2020, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus with reference to expert in accounting and auditing.

/s/ Zia Masood Kiani & Co.

Zia Masood Kiani & Co.
(Chartered Accountants)

Islamabad, Pakistan

Date: June 19, 2020